                                                                   Exhibit 11.02




                               FORMATION AGREEMENT


                                  BY AND AMONG


                         SYLVAN LEARNING SYSTEMS, INC.,

                          AP EDUCATE INVESTMENTS, LLC,

                           R. CHRISTOPHER HOEHN-SARIC

                                       AND

                                DOUGLAS L. BECKER


                                  JUNE 30, 2000

                               FORMATION AGREEMENT


         THIS FORMATION AGREEMENT is executed on this 30th day of June, 2000 (the "Closing Date"), by and among SYLVAN LEARNING SYSTEMS, INC. a Maryland corporation ("Sylvan"), AP EDUCATE INVESTMENTS, LLC, a Delaware limited liability company ("Apollo"), R. CHRISTOPHER HOEHN-SARIC ("Hoehn-Saric") and DOUGLAS L. BECKER ("Becker").

         WHEREAS, the parties hereto have agreed to create Sylvan Ventures, Inc., a Delaware corporation (the "Corporation"), and Sylvan Ventures, LLC, a Delaware limited liability company (the "Incubator"), for the purposes of (a) investing, either directly or indirectly, in Subject Companies (as defined below); (b) promoting the development of such Subject Companies; (c) providing strategic guidance and operational support to such Subject Companies; (d) promoting collaboration among such Subject Companies; and (e) owning and managing the Real Estate Assets (as defined below).

         WHEREAS, the parties hereto have agreed to contribute cash to the Corporation, and cash and other property to the Incubator.

         WHEREAS, in connection with the formation of the Corporation, the parties have agreed to set forth certain of their respective rights and obligations with respect to the Corporation, and the conduct of the business of the Corporation, in that certain Stockholders' Agreement of even date herewith (the "Stockholders' Agreement"), a copy of which is attached hereto as EXHIBIT A.

         WHEREAS, in connection with the formation of the Incubator, the parties have agreed to set forth certain of their respective rights and obligations (and the rights and obligations of the Corporation) with respect to the Incubator, and the conduct of the business of the Incubator, in that certain Limited Liability Company Agreement of even date herewith (the "Operating Agreement"), a copy of which is attached hereto as EXHIBIT B.

         WHEREAS, (i) each of Apollo and the Corporation has agreed to set forth certain of their respective rights and obligations with respect to the securities of the Corporation acquired by Apollo hereunder in a Registration Rights Agreement of even date herewith (the "Corporate Registration Rights Agreement"), a copy of which is attached hereto as EXHIBIT C, and (ii) each of Apollo and the Incubator has agreed to set forth certain of their respective rights and obligations with respect to the securities of the Incubator acquired by Apollo hereunder in a Registration Rights Agreement of even date herewith (the "Incubator Registration Rights Agreement"), a copy of which is attached hereto as EXHIBIT D.

         WHEREAS, the parties hereto intend that this Agreement memorialize their respective representations, warranties, covenants and other agreements made to induce each of the parties hereto to form the Corporation and the Incubator and execute and deliver the other Closing Documents, as defined herein.

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, the parties hereto, intending to be legally bound, hereby agree as follows:


                                       I.

                                   DEFINITIONS

         SECTION 1.01. DEFINITIONS. The following capitalized terms shall have the meanings specified in this Section 1.01. Other terms are defined in the recitals hereto or in the text of this Agreement, and shall have the meanings respectively ascribed to them.

         "ACCREDITED INVESTOR" has the meaning set forth in Section 4.06 hereof.

         "AGREEMENT" means this Formation Agreement, as the same may be amended, supplemented or modified in accordance with the terms hereof.

         "CAPITAL STOCK" means, with regard to any corporation, partnership, limited liability company or other business entity, any and all shares, interests, participation or other equivalents (however designated), whether voting or non-voting, representing ownership (whether direct, indirect or contingent) of such corporation, partnership or other business entity.

         "CERTIFICATE OF FORMATION" means that certain Certificate of Formation with respect to the Incubator filed for record with the Secretary of State before the Closing Date, a copy of which is attached hereto as EXHIBIT E.

         "CERTIFICATE OF INCORPORATION" means that certain Certificate of Incorporation with respect to the Corporation filed for record with the Secretary of State on or before the Closing Date, a copy of which is attached hereto as EXHIBIT F.

         "CHANCERY ACQUISITION PRICE" has the meaning set forth in Section 3.04(a) hereof.

         "CHANCERY ADDITIONAL CAPITAL CALL" has the meaning set forth in Section 3.04(a) hereof.

         "CHANCERY REIMBURSEMENT AMOUNT" has the meaning set forth in Section 3.04(a) hereof.

         "CLOSING DOCUMENTS" means this Agreement, the Certificate of Incorporation, the Corporate Bylaws, the Stockholders' Agreement, the Certificate of Formation, the Operating Agreement, the Corporate Registration Rights Agreement, the Incubator Registration Rights Agreement, the Employment Agreements, the Membership Profit Interest Plan, the Membership Profit Interest Grant Agreements, the Closing Tax Opinion, and the Post-Closing Tax Opinions.

         "CLOSING TAX OPINION" has the meaning set forth in Section 3.05(f) hereof.

         "COMMON STOCK" has the meaning set forth in Section 2.02 hereof.

         "COMMON UNITS" has the meaning set forth in the Operating Agreement.

         "CORPORATE BYLAWS" means the Bylaws of the Corporation to be adopted by the Board of Directors of the Corporation at the organizational meeting of the Corporation, a copy of which is attached hereto as EXHIBIT G.

         "CORPORATE CLOSING" has the meaning set forth in Section 2.05 hereof.

         "EMPLOYMENT AGREEMENT(S)" means, collectively, (i) that certain Employment Agreement, dated as of the Closing Date, by and among Sylvan, the Incubator and Becker, and (ii) that certain Employment Agreement, dated as of the Closing Date, by and among the Corporation, the Incubator, Sylvan and Hoehn-Saric, copies of each of which are attached hereto as EXHIBITS H AND I, respectively.

         "INCUBATOR CLOSING" has the meaning set forth in Section 2.05 hereof.

         "LIEN" means, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with United States generally accepted accounting principles, upon or with respect to any property or asset of such Person (including in the case of Capital Stock, stockholder agreements, voting trust agreements and all similar arrangements).

         "MEMBERSHIP INTERESTS" has the meaning set forth in the Operating Agreement.

         "MANAGEMENT INVESTORS" means each of Hoehn-Saric and Becker.

         "MATERIAL ADVERSE EFFECT" means, with respect to any Person, a material adverse effect on (i) the business, operations, affairs, condition (financial or otherwise), assets, prospects or properties of such Person taken as a whole, or
(ii) the ability of such Person to perform its obligations under this Agreement or any of the other Closing Documents to which it is a party, or (iii) the validity or enforceability of this Agreement or any of the other Closing Documents to which such Person is a party.

         "MEMBERSHIP PROFIT INTEREST GRANT AGREEMENT(S)" means those certain Membership Profit Interest Grant Agreements, dated as of the Closing Date, by and between the Incubator and each of Hoehn-Saric and Becker, copies of which are attached hereto as EXHIBITS J AND K, respectively.

         "ONLINE NOTES" has the meaning set forth in Section 3.02 hereof.

         "PERSON" means any individual, corporation, partnership, joint venture, association, limited liability company, joint-stock company, trust, estate or other entity, unincorporated organization or government or other agency or political subdivision thereof.

         "PLAN ASSETS" has the meaning set forth in Section 5.06 hereof.

         "POST-CLOSING TAX OPINIONS" has the meaning set forth in Section 3.02(b) hereof.

         "PREFERRED STOCK" has the meaning set forth in Section 2.02 hereof.

         "PREFERRED UNITS" has the meaning set forth in the Operating Agreement.

         "PURCHASE AGREEMENT" has the meaning set forth in Section 7.04 hereof.

         "REAL ESTATE ASSETS" has the meaning set forth in the Operating Agreement.

         "SEC" means the Securities and Exchange Commission.

         "SECRETARY OF STATE" means the Secretary of State of the State of Delaware.

         "SHARES" has the meaning set forth in Section 2.02 hereof.

         "SUBJECT COMPANIES" has the meaning set forth in the Operating
Agreement.


                                       II.

                          FORMATION OF THE CORPORATION

         SECTION 2.01. FORMATION. Based upon the representations, warranties, covenants and agreements contained herein and in the other Closing Documents, each of Sylvan, Apollo and the Management Investors hereby agrees to form the Corporation on the terms and conditions set forth herein and therein.

         SECTION 2.02. PURCHASE PRICE FOR SHARES. Contemporaneously with the execution and delivery of this Agreement,

                  (i) Sylvan is paying cash in the aggregate amount of $19,603.46 to the Corporation in consideration for 7,126 shares of common stock of the Corporation, par value $0.01 per share (the "Common Stock");

                  (ii) Apollo is paying cash in the aggregate amount of $8,910.65 to the Corporation in consideration for 2,499 shares of convertible preferred stock of the Corporation, par value $0.01 per share (the "Preferred Stock"); and

                  (iii) the Management Investors are paying cash in the aggregate amount of $1,336.59 to the Corporation in consideration for 375 shares of Common Stock as follows:

                           Hoehn-Saric:     $668.30 for 187.5 shares
                           Becker:          $668.29 for 187.5 shares

Upon payment in full of such amounts, all such shares of Capital Stock of the Corporation (collectively, the "Shares") shall be validly issued, fully-paid and non-assessable, subject to Article IV of the Stockholders' Agreement.

         SECTION 2.03. ORGANIZATION. Sylvan hereby represents and warrants that, prior to the Corporate Closing, the Certificate of Incorporation was filed for record with the Secretary of State. Effective immediately after the Corporate Closing, the Board of Directors of the Corporation shall hold the organizational meeting of the Corporation (which may be by unanimous consent of all directors in lieu of a meeting) pursuant to which the Corporation shall, among other things, (i) adopt and approve the Corporate Bylaws, (ii) authorize the issuance of the Shares to Sylvan, Apollo and the Management Investors pursuant to this Agreement, (iii) authorize and approve the Stockholders' Agreement, the Corporate Registration Rights Agreement, and the Employment Agreement with Hoehn-Saric, and (iv) authorize and approve the Operating Agreement, the acquisition by the Corporation of a Membership Interest in the Incubator, and the capital contributions by the Corporation to the Incubator pursuant to Sections 3.02 and 3.04 hereof.

         SECTION 2.04. COMPANY CAPITAL CALL.

         (a) In connection with the Chancery Additional Capital Call, the parties hereto acknowledge and agree that the Corporation shall be deemed to have made a "Company Capital Call" (as defined in the Stockholders' Agreement) in the aggregate amount of $51,035.14 representing the Corporation's pro-rata share of the Chancery Reimbursement Amount, pursuant to which each of Sylvan (subject to Section 2.04(b) below), Apollo and the Management Investors shall contribute, contemporaneously with the execution and delivery of this Agreement and in accordance with Section 4.01 of the Stockholders' Agreement, the following amounts to the Corporation:

                  Sylvan:                $33,515.62
                  Apollo:                $15,234.37
                  Hoehn-Saric:           $ 1,142.57
                  Becker:                $ 1,142.58

                  TOTAL:                 $51,035.14
                                         ==========

         (b) The parties hereto acknowledge and agree that, in lieu of Sylvan paying in cash its $33,515.62 share of such Company Capital Call, such amount (on a dollar-for-dollar basis) shall be applied to, credited against, and treated as a payment of, the amount payable by the Corporation pursuant to
Section 3.04 hereof in connection with the Chancery Additional Capital Call; provided, however, that in no event shall such payment reduce the amount payable by each of Apollo and the Management Investors pursuant to Section 2.04(a) hereof.

         SECTION 2.05 CLOSING. Closing with respect to the initial capitalization of the Corporation (the "Corporate Closing") is occurring on the Closing Date contemporaneously with the execution and delivery of this Agreement by the parties hereto, and shall be deemed to occur immediately prior to the closing with respect to the initial capitalization of the Incubator hereunder (the "Incubator Closing"). At the Corporate Closing, (i) each of Sylvan, Apollo and the Management Investors is paying (by cashier's or certified check) the purchase price for its respective Shares in accordance with Section 2.02 hereof and its pro-rata share of the Company Capital Call pursuant to Section 2.04 hereof, (ii) each of Sylvan, Apollo, the Management Investors and the Corporation is executing and delivering the Stockholders' Agreement, and (iii) each of Apollo and the Corporation is executing and delivering the Corporate Registration Rights Agreement.


                                      III.
                           FORMATION OF THE INCUBATOR

         SECTION 3.01. FORMATION. Based upon the representations, warranties, covenants and agreements contained herein and in the other Closing Documents, each of Sylvan, Apollo and the Management Investors hereby agrees to form (and cause the Corporation to form) the Incubator on the terms and conditions set forth herein and in the Operating Agreement.

         SECTION 3.02. INITIAL CAPITAL CONTRIBUTIONS.

                  (a) Contemporaneously with the execution and delivery of this
Agreement:

                           (i) in consideration for 284.34 Common Units of the
Incubator, Sylvan is contributing (or, in the case of the Real Estate Assets, will contribute, pursuant to Section 3.02(b) hereof, and, in the case of the Capital Stock of Caliber (as defined below), has previously contributed) to the Incubator

                                    (A) cash in the aggregate amount of
$6,547,463.00;

                                    (B) all of Sylvan's rights, title and
interest in and to the Real Estate Assets; and

                                    (C) all of Sylvan's rights, title and
interest in and to the Capital Stock and any options, warrants or rights to acquire Capital Stock of each of Caliber Learning Network, Inc., a Maryland corporation ("Caliber"), ZapMe! Corporation, a Delaware corporation ("ZapMe"), OnlineLearning.Net, Inc., a Delaware corporation ("Online") and eSylvan, Inc., a Maryland corporation ("eSylvan") (collectively, the "Contributed Entities"), and, in the case of Online, each of the following Bridge Notes payable by Online to Sylvan (collectively, the "Online Notes"):

                                             (1) Bridge Note dated April 7, 1999
in the original principal sum of $213,253, as amended by that certain Extension Agreement dated April 30, 1999 by and between Online and Sylvan.

                                             (2) Bridge Note dated May 26, 1999
in the original principal sum of $479,819.

                                             (3) Bridge Noted dated May 1, 2000
in the original principal sum of $319,880.

                                    (ii) Apollo is contributing $2,976,120.00 to
the Incubator in consideration for 99.70 Preferred Units;

                                    (iii) the Corporation is contributing
$29,850.70 to the Incubator in consideration for one (1) Common Unit; and

                                    (iv) the Management Investors are
contributing an aggregate of $446,567.00 to the Incubator in consideration for an aggregate of 14.96 Common Units, as follows:


          Hoehn-Saric:      $223,283 for 7.48 Common Units
          Becker:           $223,283.50 for 7.48 Common Units

                           (b) The parties hereto acknowledge and agree that:

                                    (i) as soon as practicable after the
Incubator Closing, and as part of the initial capitalization of the Incubator, Sylvan shall identify and acquire the Real Estate Assets, and contribute to the Incubator all of Sylvan's rights, title and interest in and to such Real Estate Assets;

                                    (ii) as a condition precedent to each of
Sylvan's contributions of the Real Estate Assets to the Incubator, Apollo shall receive a tax opinion of Venable, Baetjer and Howard, LLP in substantially the form attached hereto as EXHIBIT L (collectively, the "Post-Closing Tax Opinions");

                                    (iii) the aggregate gross fair market value
of the Real Estate Assets, as of the date such Real Estate Assets are contributed to the Incubator, shall not exceed $70,000,000, and such Real Estate Assets shall secure non-recourse liabilities (which shall at all times be non-recourse to the Incubator and each of its "Members," as defined in the Operating Agreement) in an amount not to exceed $65,000,000 relating to such Real Estate Assets; and

                                    (iv) the fair market value of the
Contributed Entities as of the Closing Date is $65,000,000.

                           (c) The parties intend that the contributions to the
Incubator set forth in this Section 3.02 with respect to each of the parties hereto shall be treated as a contribution of property in exchange for an interest in the Incubator within the meaning of Section 721 of the Internal Revenue Code of 1986, as amended (the "Code"), and all such parties shall report such contributions accordingly for purposes of all Federal, state and local taxes.

                           (d) Sylvan shall pay all real property transfer taxes
and all other transfer, sales and use taxes directly or indirectly resulting from, or arising out of or in connection with, the contribution by Sylvan of the Real Estate Assets and the Contributed Entities.

         SECTION 3.03. ORGANIZATION. Sylvan hereby represents and warrants that, prior to the Incubator Closing, the Certificate of Formation was filed for record with the Secretary of State. Effective as of the Incubator Closing, the Board of Managers of the Incubator shall authorize and approve each of the Employment Agreements, the Membership Profit Interest Plan Grant Agreements, and the Incubator Registration Rights Agreement, and shall adopt and approve the Membership Profit Interest Plan.

         SECTION 3.04. ACQUISITION OF CHANCERY SOFTWARE, LTD.

                  (a) Contemporaneously with the execution and delivery of this Agreement, Sylvan is contributing to the Incubator all of Sylvan's rights, title and interest in and to 2,443,792 Class A Preferred Shares, no par value, and 368,875 Common Shares, no par value, of Chancery Software, Ltd., a British Columbia corporation (collectively, the "Chancery Shares"), which Sylvan previously acquired, on behalf of the Incubator, for an aggregate purchase price of $17,096,769.69, consisting of $16,666,661.44 for the Class A Preferred Shares and $430,108.25 for the Common Shares (the "Chancery Acquisition Price"), all pursuant to that certain Preferred Share Purchase Agreement, dated March 24, 2000, by and among Chancery Software, Ltd., Sylvan and certain other investors. The parties hereto acknowledge and agree that the Incubator shall reimburse Sylvan for the full amount of the Chancery Acquisition Price (the "Chancery Reimbursement Amount"), and in connection therewith, the Incubator shall be deemed to have made an "Additional Capital Call," as defined in the Operating Agreement, in an aggregate amount equal to the Chancery Reimbursement Amount (the "Chancery Additional Capital Call"), pursuant to which each of Sylvan, Apollo, the Management Investors and the Corporation are paying (subject to Section 3.04(b) below) at the Incubator Closing, in accordance with Section
3.1.3 of the Operating Agreement, the following amounts:


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

                  Sylvan:            $  11,194,218.88
                  Apollo:            $   5,088,281.30
                  Corporation:       $      51,035.14
                  Hoehn-Saric:       $     381,617.19
                  Becker:            $     381,617.18

                  TOTAL:             $  17,096,679.69
                                     ================

                  (b) The parties hereto acknowledge and agree that (i) in lieu of Sylvan paying in cash its $11,194,218.88 share of such Chancery Additional Capital Call, and (ii) in lieu of the Corporation paying $33,515.62 of the Corporation's $51,035.14 share of the Chancery Additional Capital Call (which $33,515.62 represents Sylvan's pro-rata share of the Corporation's share of the Chancery Additional Capital Call pursuant to Section 2.04 hereof), all such amounts (on a dollar-for-dollar basis) shall be applied to, credited against, and treated as a payment of, the Chancery Reimbursement Amount; provided, however, that in no event shall such payment reduce the amount payable by each of Apollo, the Management Investors and, except to the extent set forth in clause (ii) above, the Corporation, pursuant to Section 3.04(a) hereof.

                  (c) The parties intend that the contribution of the Chancery Shares by Sylvan to the Incubator, and the payment of the Chancery Reimbursement Amount by the Incubator to Sylvan, set forth in this Section 3.04, shall be treated as a contribution followed by a reimbursement of a pre-formation expenditure within the meaning of U.S. Treasury Regulation Section 1.707-4(d) promulgated under the Code, and all such parties shall report such contribution and reimbursement accordingly for purposes of all Federal, state and local taxes.

                  (d) The parties hereto agree to cause the Incubator to further reimburse Sylvan for any and all costs, expenses, fees, taxes and other out-of-pocket payments which Sylvan has incurred or may incur in connection with, or as a result of, Sylvan's acquisition and/or holding of the Chancery Shares, and/or the transactions described in this Section 3.04, and all such amounts shall be treated as an addition to, and part of, the Chancery Reimbursement Amount.

         SECTION 3.05. CLOSING. The Incubator Closing shall occur immediately subsequent to the Corporate Closing. At the Incubator Closing:

                  (a) each of Sylvan, Apollo, the Corporation and the Management Investors are paying, by wire transfer of immediately available funds (or in the case of the Corporation, by cashier's or certified check), their respective cash contributions to the Incubator's capital and their pro-rata share of the Chancery Additional Capital Call in accordance with Sections 2.02 and 2.04 hereof, respectively;


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

                  (b) Sylvan is contributing (or, in the case of Caliber, has previously contributed) the Contributed Entities and the Online Notes by endorsing and delivering stock certificates, related stock powers, and/or other evidence of transfer with respect to the Capital Stock of the Contributed Entities and the Online Notes , copies of which are attached hereto as EXHIBIT M;

                  (c) Sylvan is contributing the Chancery Shares by endorsing and delivering stock certificates, related stock powers, and/or other evidence of transfer with respect to the Chancery Shares, copies of which are attached hereto as EXHIBIT N;

                  (d) the Incubator is paying Sylvan, by wire transfer of immediately available funds, the Chancery Reimbursement Amount, less the amount of such Chancery Reimbursement Amount deemed to be paid to Sylvan in accordance with Section 3.04(b) hereof;

                  (e) each of Sylvan, Apollo, the Corporation, the Management Investors and the Incubator (as the case may be) are executing each of the Operating Agreement, the Incubator Registration Rights Agreement, the Employment Agreements, and the Membership Profit Interest Plan Grant Agreements; and

                  (f) Venable, Baetjer and Howard, LLP is delivering a tax opinion, a copy of which is attached hereto as EXHIBIT O (the "Closing Tax Opinion").


                                       IV.

                    REPRESENTATIONS AND WARRANTIES OF SYLVAN

         To induce Apollo to enter into this Agreement and the other Closing Documents to which it is a party, Sylvan hereby represents and warrants to Apollo as follows, as of the date hereof:

         SECTION 4.01. ORGANIZATION AND CORPORATE POWER. Sylvan is duly organized, validly existing and in good standing under the laws of the State of Maryland, and is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Sylvan has the power and authority to (i) own or hold under lease the properties it purports to own or hold under lease, (ii) transact the business it transacts and proposes to transact, (iii) execute and deliver this Agreement and all of the other Closing Documents to which it is a party, and (iv) perform the provisions hereof and thereof.

         SECTION 4.02. AUTHORIZATION AND VALIDITY. This Agreement and each of the other Closing Documents to which Sylvan is a party has been duly authorized, executed and delivered by Sylvan and is enforceable against Sylvan in accordance with its respective terms, except as the enforceability thereof may be limited by (i) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium, or similar laws affecting creditors' rights generally, and (ii) general principles of equity and the discretion of the court before which any proceeding therefor may be brought (regardless of whether such enforcement is considered in a proceeding at law or in equity).

         SECTION 4.03. CAPITAL STOCK OF THE CONTRIBUTED ENTITIES.

                  (a) Sylvan previously owned 1,227,393 shares of the issued and outstanding Common Stock of Caliber and 5,167,328 shares of the 6% non-voting convertible preferred stock of Caliber, all of which have been contributed by Sylvan to the Incubator, and as of the date hereof are, free and clear of all Liens.

                  (b) Sylvan owns 652,495 shares of the issued and outstanding common stock of ZapMe and warrants to acquire an additional 150,000 shares of common stock of ZapMe, all of which are being contributed by Sylvan to the Incubator hereunder, free and clear of all Liens, except for Item 7 on EXHIBIT P hereof.

                  (c) Sylvan owns 2,000,000 shares of the issued and outstanding Series B Preferred Stock of Online, 600,000 shares of the issued and outstanding Series C Preferred Stock of Online, warrants to acquire an additional 350,000 shares of common stock of Online, and each of the Online Notes, all of which are being contributed by Sylvan to the Incubator hereunder, free and clear of all Liens, except for Items 5, 6 and 8 on EXHIBIT P hereof.

                  (d) Sylvan owns 13,666,666 shares of the issued and outstanding common stock of eSylvan, all of which are being contributed by Sylvan to the Incubator hereunder, free and clear of all Liens.

                  (e) The Shares of Capital Stock mentioned above in Sections 4.03(a), (b), (c), (d) and (e) constitute all the shares of Capital Stock of the Persons mentioned in such Sections that Sylvan owns, directly or indirectly, or has the right to acquire, other than any such rights relating to the Online Notes.

         SECTION 4.04. CONSENTS. Except as has been delivered or received, no consent, approval or authorization of, or registration or filing with, any Person is required in connection with the execution, delivery or performance by Sylvan of this Agreement and the other Closing Documents to which Sylvan is a party.

         SECTION 4.05. NO CONFLICTS. The execution, delivery and performance by Sylvan of this Agreement and the other Closing Documents to which Sylvan is a party, and the consummation of the transactions contemplated thereby, do not violate, contravene, result in any breach of, conflict with, constitute a default under, or result in the creation of any Lien in respect of any property of Sylvan under (i) the charter or bylaws of Sylvan, (ii), any bond, debenture, note or any other evidence of indebtedness, or any other agreement, lease, deed of trust, mortgage, indenture or instrument to which Sylvan is a party or by which Sylvan is bound, or (iii) any Federal, state, local or foreign statute, law, regulation, ordinance, rule, judgment, order, decree, permit, concession, grant, franchise, license, agreement or governmental restriction, except in the case of clause (ii), to the extent such violation, breach or default, if any, could not, singly or in the aggregate, reasonably be expected to have a Material Adverse Effect. Notwithstanding the foregoing, after the date of this Agreement, the business conducted by the Incubator may be restricted by certain restrictive covenants set forth in Items 1 and 2 on EXHIBIT P hereof.

         SECTION 4.06. INVESTMENT/ACCREDITED INVESTOR. Sylvan is acquiring its Shares in the Corporation and its Membership Interests in the Incubator for its own account for investment and not for distribution or resale to others in any transaction which would be in violation of the securities laws of the United States or any other jurisdiction. Sylvan is an "Accredited Investor" as defined in Regulation D under the Securities Act of 1933 (an "Accredited Investor").


                                       V.

                    REPRESENTATIONS AND WARRANTIES OF APOLLO

         To induce Sylvan to enter into this Agreement and the other Closing Documents to which it is a party, Apollo hereby represents and warrants to Sylvan as follows, as of the date hereof:

         SECTION 5.01. ORGANIZATION AND POWER. Apollo is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified and in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Apollo has the power and authority to transact the business it transacts and proposes to transact, and to execute and deliver this Agreement and all of the other Closing Documents to which it is a party, and to perform the provisions hereof and thereof.

         SECTION 5.02. AUTHORIZATION AND VALIDITY. This Agreement and each of the other Closing Documents to which Apollo is a party has been duly authorized, executed and delivered by Apollo and is enforceable against Apollo in accordance with its respective terms, except as the enforceability thereof may be limited by (i) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium, or similar laws affecting creditors' rights generally, and (ii) general principles of equity and the discretion of the court before which any proceeding therefor may be brought (regardless of whether such enforcement is considered in a proceeding at law or in equity).

         SECTION 5.03. CONSENTS. No consent to, approval or authorization of, or registration or filing with, any Person is required in connection with the execution, delivery or performance by Apollo of this Agreement and the other Closing Documents to which Apollo is a party.

         SECTION 5.04. NO CONFLICTS. The execution, delivery and performance by Apollo of this Agreement and the other Closing Documents to which Apollo is a party, and the consummation of the transactions contemplated thereby, do not violate, contravene, result in any breach of, conflict with, constitute a default under, (i) any charter, bylaws, partnership agreement, operating agreement or similar governing documents of Apollo, (ii) any bond, debenture, note or any other evidence of indebtedness, or any other agreement, lease, deed of trust, mortgage, indenture or instrument to which Apollo is a party or by which it is bound, or (iii) any Federal, state, local or foreign statute, law, regulation, ordinance, rule, judgment, order, decree, permit, concession, grant, franchise, license, agreement or governmental restriction, except in the case of clause (ii), to the extent such violation, breach or default, if any, could not, singly or in the aggregate, reasonably be expected to have a Material Adverse Effect.

         SECTION 5.05. INVESTMENT; ACCREDITED INVESTOR. Apollo is acquiring its Shares in the Corporation and its Membership Interests in the Incubator for its own account for investment and not for distribution or resale to others in any transaction which would be in violation of the securities laws of the United States or any other jurisdiction. Apollo is an Accredited Investor.

         SECTION 5.06. PLAN ASSETS. Apollo does not hold any "plan assets," as defined in United States Labor Regulations, 29 CFR Section 2510.3-101 ("Plan Assets").

                                       VI.

             REPRESENTATIONS AND WARRANTIES OF MANAGEMENT INVESTORS

         To induce Apollo to enter this Agreement and the other Closing Documents to which it is a party, each of the Management Investors hereby severally represents and warrants to Apollo as follows, as of the date hereof:

         SECTION 6.01. NO CONFLICTS. The execution, delivery and performance by such Management Investor of this Agreement and the other Closing Documents to which such Management Investor is a party, and the consummation of the transactions contemplated thereby, do not violate, contravene, result in any breach of, conflict with, constitute a default under, (i) any employment agreement, bond, debenture, note or any other evidence of indebtedness, or any other agreement, lease, deed of trust, mortgage, indenture or instrument to which such Management Investor is a party or by which he is bound, or (ii) any Federal, state, local or foreign statute, law, regulation, ordinance, rule, judgment, order, decree, permit, concession, grant, franchise, license, agreement or governmental restriction, except in the case of clause (i), to the extent such violation, breach or default, if any, could not, singly or in the aggregate, reasonably be expected to have a Material Adverse Effect.

         SECTION 6.02. INVESTMENT/ACCREDITED INVESTOR. Such Management Investor is acquiring its Shares in the Corporation and Membership Interests in the Incubator for its own account for investment and not for distribution or resale to others in any transaction which would be in violation of the securities laws of the United States or any other jurisdiction. Such Management Investor is an Accredited Investor.


                                      VII.

                                  MISCELLANEOUS

         SECTION 7.01. ARBITRATION. In the event of any dispute among the parties arising under or relating to this Agreement, the parties shall use their best efforts to resolve such dispute by negotiation, including pursuing available dispute resolution procedures such as mediation. If the parties are unable to resolve such dispute within ten (10) days after a party provides Notification to another party of such party's intent to submit the dispute to arbitration pursuant hereto, such dispute shall be submitted by the parties to arbitration in accordance with the procedures of the American Arbitration Association. Any resulting hearing shall be held in the Baltimore, Maryland area, or at such other location as may be agreed upon by the parties. The resolution of any dispute achieved through such arbitration shall be binding and enforceable by a court of competent jurisdiction. The costs of any arbitration shall be borne equally by the parties.

         SECTION 7.02. FURTHER ASSURANCES. Each of the parties hereto shall execute all such certificates and other documents and shall do all such filing, recording, publishing and other acts as appropriate to comply with the requirements of law for the formation and operation of the Corporation and the Incubator and to comply with any laws, rules, and regulations relating to the acquisition, operation, or holding of property of the Corporation and the Incubator.

         SECTION 7.03. NOTIFICATIONS. Any notice, demand, consent, election, offer, approval, request, or other communication (each, a "Notification") required or permitted under this Agreement must be in writing and either delivered personally or sent by certified or registered mail, postage prepaid, return receipt requested. A Notification to any party hereto must be addressed to such party at the last known address on the records of the Incubator. A Notification delivered personally will be deemed given only when acknowledged in writing by the Person to whom it is delivered. A Notification that is sent by certified or registered mail will be deemed given on the date of certification or registry thereof. Any party may designate, by Notification to all of the others, substitute addresses or addressees for notices, and, thereafter, notices are to be directed to those substitute addresses or addressees.

         SECTION 7.04. ENTIRE AGREEMENT; AMENDMENT; WAIVER. This Agreement, the Operating Agreement, the Corporate Registration Rights Agreement, the Incubator Registration Rights Agreement, and that certain Purchase Agreement dated February 23, 2000, by and among Sylvan, Apollo Investment Fund IV, LP, Guernsey and certain other Persons (other than that certain Term Sheet attached as Exhibit 7.4 to such Purchase Agreement (the "Term Sheet")), as amended (the "Purchase Agreement") constitute the entire agreement between the parties pertaining to the subject matter hereof, and supersede any and all prior agreements, understandings, negotiations, and discussions of the parties, whether oral or written, including without limitation the Term Sheet. No amendment, modification or waiver of this Agreement shall be binding unless executed in writing by all of the parties hereto, or in the case of a waiver, by the party for whom such benefit was intended. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision of this Agreement, whether or not similar, nor shall such waiver constitute a continuing waiver unless otherwise expressly so provided in writing.

         SECTION 7.05. APPLICABLE LAW; JURISDICTION. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without regard to principles of conflict of laws, and the rights, duties, and obligations of the parties shall be as stated in the Delaware General Corporation Law or the Delaware Limited Liability Company Act, as the case may be, except as provided herein. Any suit involving any dispute or matter arising under this Agreement may only be brought in the United States District Court for the State of Delaware or any Delaware court having jurisdiction over the subject matter of the dispute or matter. Each Member consents to the exercise of personal jurisdiction by any such court with respect to any such proceeding.

         SECTION 7.06. WORD MEANINGS; HEADINGS. In this Agreement, the singular shall include the plural and the masculine gender shall include the feminine and neuter and vice versa unless the context otherwise requires. The headings herein are inserted as a matter of convenience only, and do not define, limit, or describe the scope of this Agreement or the intent of the provisions hereof.

         SECTION 7.07. BINDING EFFECT. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

         SECTION 7.08 INTERPRETATION. The parties and their respective legal counsel actively participated in the negotiation and drafting of this Agreement, and in the event of any ambiguity or mistake herein, or any dispute among the parties with respect to the provisions hereof, no provision of this Agreement shall be construed unfavorably against any of the parties on the ground that he, it or his or its counsel was the drafter thereof.

         SECTION 7.09. SEPARABILITY. Each provision of this Agreement shall be considered separable, and if, for any reason, any provision or provisions herein are determined to be invalid and contrary to any existing or future law, such invalidity shall not impair the operation of or affect those portions of this Agreement which are valid.

         SECTION 7.10. ASSIGNMENT. This Agreement may not be assigned, in whole or in part, by any of the parties hereto without the prior written consent of all of the other parties hereto. The parties agree that any assignment and transfer of (i) any Capital Stock of the Corporation shall be governed by the Stockholders' Agreement, and (ii) any Membership Interests in the Incubator shall be governed by the Operating Agreement.

         SECTION 7.11. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

         IN WITNESS WHEREOF, each of Sylvan, Apollo has caused this Agreement to be executed on its behalf by its respective duly authorized officers or members, and each of the Management Investors has executed this Agreement, or has caused this Agreement to be executed on their behalf by their duly authorized representatives, as of the day and year first above written.


WITNESS/ATTEST:                       SYLVAN LEARNING SYSTEMS, INC.


                                      By:
----------------------------------         -------------------------------------
                                           Name:
                                           Title:


WITNESS/ATTEST:                       AP EDUCATE INVESTMENTS, LLC

                                      BY:   APOLLO MANAGEMENT IV,
                                            L.P., ITS MANAGER

                                            BY:   AIF IV MANAGEMENT,
                                                  INC., ITS GENERAL PARTNER

                                      By:
-----------------------------------         ------------------------------------
                                            Name:
                                            Title:


WITNESS:                                    MANAGEMENT INVESTORS:
                                            --------------------



-----------------------------------         ------------------------------------
                                            R. Christopher Hoehn-Saric


-----------------------------------         ------------------------------------
                                            Douglas L. Becker

                               FORMATION AGREEMENT

                                LIST OF EXHIBITS

Exhibit A         Stockholders' Agreement
Exhibit B         Operating Agreement
Exhibit C         Corporate Registration Rights Agreement
Exhibit D         Incubator Registration Rights Agreement
Exhibit E         Certificate of Formation
Exhibit F         Certificate of Incorporation
Exhibit G         Corporate Bylaws
Exhibit H         Hoehn-Saric Employment Agreement
Exhibit I         Becker Employment Agreement
Exhibit J         Hoehn-Saric Membership Profit Interest Grant Agreement
Exhibit K         Becker Membership Profit Interest Grant Agreement
Exhibit L         Form of Post-Closing Tax Opinion (USRPHC)
Exhibit M         Transfer Documents - Contributed Entities and Online Notes
Exhibit N         Transfer Documents - Chancery Shares
Exhibit O         Closing Tax Opinion - Allocations
Exhibit P         Disclosure Schedule